Exhibit 8.1

Significant Subsidiaries of Sociedad Química y Minera de Chile S.A.

Name of Subsidiary	Country of Incorporation
SQM Industrial S.A.	Chile
SQM Nitratos S.A.	Chile
SQM Salar S.A.	Chile
Servicios Integrales de Transito y Transferencia S.A.	Chile
Soquimich Comercial S.A.	Chile
SQM Potasios. S.A.	Chile
SQM North America Corp.	USA
SQM Europe N.V.	Belgium
SQM Australia Pty.	Australia
SQM (Shanghai) Chemicals Co. Ltd.	China
SQM Korea LLC	South Korea
SQM Comercial de México S.A. de C.V.	Mexico

For a complete list of foreign and domestic subsidiaries see Note 11.3 to our Consolidated Financial Statements.